Exhibit 10.7

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

EXCLUSIVE LICENSE AGREEMENT

BETWEEN THE UNIVERSITY OF CHICAGO AND CALIDI

BIOTHERAPEUTICS FOR ONCOLYTIC VIROTHERAPY TECHNOLOGY

This License Agreement (“Agreement”), dated July 22, 2021 (the “Effective Date”), is between The University of Chicago, an Illinois not-for-profit corporation (“University”), and Calidi Biotherapeutics, a Nevada corporation, having an address at 11011 North Torrey Pines Road, Suite 200 La Jolla, CA 92037, USA (“Company”). Each hereunder may be referred to separately as the “Party”, or together as the “Parties”.

WHEREAS, certain Licensed Patents and Technical Information have arisen from the disclosure entitled, “Tropic Cell-Based Virotherapy for the Treatment of Cancer,” regarding the work of Maciej Lesniak formerly of University, David Curiel of the University of Alabama at Birmingham (“UAB”) and Karen Aboody and Alexandra Annala at City of Hope (“COH”) of Duarte, California, funded in part by the U.S. government; and

WHEREAS, University, COH, and UAB (each an “Institution”, and collectively, “Institutions”) have entered into a separate agreement granting University the exclusive right to negotiate, execute, administer and enforce license agreements granting the rights to make, use, and/or sell products or processes covered by the Patent Rights; and

WHEREAS, COH has granted University the right to negotiate, execute, administer and enforce license agreements granting the rights to develop, make, use, and/or sell products or processes with the use of the Technical Information and

WHEREAS, Company wishes to obtain an exclusive license under such Licensed Patents and access such Technical Information to diligently develop and commercialize Licensed Products; and

WHEREAS, University is willing to grant such rights in accordance with the terms and conditions of this Agreement to afford the public access to Licensed Products.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1.	Definitions

The capitalized terms listed below and used in this Agreement will have the following meanings:

A.

“Affiliate” means: (i) with respect to Institutions, any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with, Institutions where “control” means direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock, other voting interest, or income of a corporation or other entity or the ability to direct the affairs of such other entity through contract rights or otherwise; and (ii) with respect to any entity other than Institutions, any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with, another corporation or entity. Control means direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock, other voting interest, or income of a corporation or other entity.

B.

“BLA” means a Biologics License Application filed with the FDA for marketing approval of a Licensed Product or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing.

C.	“Calendar Quarter” means each of the four, three-month periods ending on March 31st, June 30th, September 30th, and December 31st.

D.	“Change of Control” means the occurrence of one of the following events:

(i) any third party becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; provided that, notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other party that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of ownership held by any party exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding; or

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or

(B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(iii) there is a sale of all or substantially all Company’s assets and/or business in one transaction or in a series of related transactions.

E.	“Commence” or “Commencement” means, with respect to any clinical trial, the first dosing of the first patient in such clinical trial.

F.	“FDA” means the United States Food and Drug Administration or any successor agency thereto.

G.	“Field” means any and all fields and uses, including the diagnosis, treatment, and cure of any condition, disease, or disorder, and any and all other therapeutic uses.

H.	“First Commercial Sale” means the first sale, lease, provision of service, use, or transfer of a Licensed Product by a Licensed Entity to a third party for consideration.

I.	“IND” means COH Investigational New Drug Application #19532.

J.	“Know-How” means to the extent owned and/or controlled by COH, tangible copies of the technical information specifically identified on Schedule B, and existing as of the Effective Date.

K.	“Licensed Entity” means Company, an Affiliate of Company, or a Sublicensee.

L.

“Licensed Patents” means the patents and patent applications listed on Schedule A attached hereto, including all divisions, continuations, continuations-in-part, foreign counterparts, and any patents which may issue from such patent applications and any reexamination, reissues, substitutions, extensions of or to or supplementary protection certificates referencing any such patents or patent applications provided, however, that “Licensed Patents” will not include any claims in continuations-in-part of any of the foregoing that are not fully supported under 35 U.S.C. §112 by the patents and patent applications listed on Schedule A.

M.

“Licensed Product” means: (i) any product, device, system, article of manufacture, machine, composition of matter, process, or service (or component thereof); (ii) any method of using any of the foregoing; or (iii) any process for making any of the foregoing, that, in the case of (i), (ii), or (iii): (a) is covered by a Valid Claim of the Licensed Patents, or (b) incorporates, utilizes, or is derived from Technical Information.

N.

“Net Sales” means the gross amount actually received by any Licensed Entity in an arm’s length commercial transaction for sales, leases or other transfers, provision of service, or use of Licensed Products after deduction of all the following in accordance with generally recognized principles of accounting, in each case, solely to the extent documented to University as directly attributable to Licensed Products and included in such invoiced amount:

i.	customary trade, quantity, or cash discounts and rebates actually allowed and taken;

ii.

charge-backs and rebates granted to customers, including managed health care organizations or to national, state or local governments, or their respective agencies, purchasers or reimbursers, and adjustments arising from consumer discount programs, co-pay assistance programs, and other similar programs;

iii.	amounts repaid or credited to customers on account of rejections or returns, including for recalls or damaged goods;

iv.	sales taxes, excise taxes, use taxes, value-added taxes, or other governmental or customs charges paid by or on behalf of a Licensed Entity; and

v.	freight, postage, and other reasonable delivery or transportation charges and insurance relating to such delivery or transportation with respect to a Licensed Product.

Net Sales also includes the fair market value of any non-cash consideration received by a Licensed Entity for the sales, leases, or other transfers or use of Licensed Products, or any right, title, or interest in Licensed Products. Fair market value will be calculated as of the time of transfer of such non-cash consideration to Licensed Entity. Transfer of a Licensed Product within or between Licensed Entities for sale by the transferee will not be considered a Net Sale for purposes of calculating Royalties. In such circumstances, the gross sales price and resulting Net Sales price will be based upon the sale of the Licensed Product by the transferee. For Licensed Products consumed by a Licensed Entity, the price used to calculate Net Sales will be equal to the list price of the same or a substantially similar Licensed Product.

O.

“NDA” means a New Drug Application filed with the FDA for marketing approval of a Licensed Product or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing.

P.

“Non-Commercial Research Purposes” means academic research or other not-for- profit scholarly purposes which are undertaken at a non-profit or government institution and publishing in connection therewith.

Q.	“Phase I Clinical Trial” means a human clinical trial, in any country, that would satisfy the requirements of 21 C.F.R. 3l2.2l(a).

R.	“Phase II Clinical Trial” means a human clinical trial, in any country, that would satisfy the requirements of 21 C.F.R. 3l2.2l(b).

S.	“Phase III Clinical Trial” means a human clinical trial, in any country, that would satisfy the requirements of 21 C.F.R. 312.21(c).

T.	“Royalty(ies)” means all amounts payable under Section 3.C of this Agreement.

U.

“Sublicense” means any agreement entered into by Company with any third party pursuant to which: (i) any right, title, or interest to the Licensed Patents or Technical Information is granted, including any rights to make, offer for sale, use, sell or import Licensed Products (other than on behalf of Company or an Affiliate of Company); or

(ii)

Company covenants not to sue for the practice or use of any part of the Licensed Patents or Technical Information (other than on behalf of Company or an Affiliate of Company); provided, that, for the avoidance of doubt, agreements with resellers, distributors, marketers, and purchasers of the Licensed Products shall not be deemed Sublicenses.

V.	“Sublicensee” means any person, company, or other entity granted a Sublicense by Company.

W.

“Sublicense Revenue” means all license issuance or upfront fees, option fees, license maintenance fees, milestone payments (except as expressly set forth below), premiums over the fair market value (as of the date of receipt) of equity or debt securities of Company or its Affiliate, and other payments or consideration of any kind, that, in each case, are received by Company or its Affiliate from a Sublicensee in consideration for the grant of a Sublicense; provided, however, that if Company or its Affiliate receives any milestone payment for the achievement by a Sublicensee of a milestone event for which Company is obligated to pay University a milestone payment under Section 3.E, then only the amount by which the milestone payment paid by the Sublicensee to Company or its Affiliate exceeds the milestone payment payable (and paid) by Company to University for such Sublicensee’s achievement of such milestone event shall be considered Sublicense Revenue; and provided, further, that “Sublicense Revenue” shall in any event exclude: (i) amounts received as royalties on Sublicensees’ Net Sales of Licensed Products, or as a profit share or other revenue sharing based on sales of Licensed Products; in each case, with respect to which Company is obligated to pay, and pays, Royalties to University pursuant to Section 3.C; (ii) payments for equity or debt securities of Company or its Affiliate, except to the extent such payments exceed the fair market value of such securities as of the date of issuance;; and (iii) bona fide research and development funding paid by a Sublicensee to Company or its Affiliate for the performance of research and development of Licensed Products by or on behalf of Company or its Affiliate after the date of the Sublicense grant.

X.	“Technical Information” means the Know-How and the IND.

Y.	“Territory” means worldwide.

Z.

“Valid Claim” means an issued claim of any unexpired Licensed Patent or a claim of any Licensed Patent that has not been held unenforceable, unpatentable, or invalid by a decision of a court or governmental body of competent jurisdiction in a ruling that is unappealable or unappealed within the time allowed for appeal.

2.	Grant

A.

Grant. Subject to and conditioned on Company’s and all other Licensed Entities’ continuing compliance with the terms and conditions of this Agreement, University hereby grants to Company and Affiliates and Company on behalf of itself and its Affiliates accepts:

i.

an exclusive, royalty-bearing license under the Licensed Patents in the Field and Territory to make, have made, use, import, have sold, offer to sell and sell Licensed Products within the Field and within the Territory; and

ii.

a non-exclusive royalty-bearing license to use the Know-How in the Field and Territory to discover, develop, make, have made, use, import, have sold, offer to sell and sell Licensed Products within the Field and within the Territory.

iii.	a transfer of the IND within the Field and within the Territory in connection with obtaining an NDA or a BLA for Licensed Products.

B.

Possession of Technical Information. Technical Information is provided to Company in bailment solely for the use permitted in Section 2.A.ii, or Section 2.A.iii, as applicable, and nothing herein will be construed as constituting a sale thereof. Unless otherwise specified in writing by COH, Licensed Entities shall maintain Technical Information as COH’s confidential information during and after the term of this Agreement unless such information is: (a) already known to Licensed Entity at the time of disclosure as evidenced by the Licensed Entity’s written records; (b) in the public domain other than through acts or omissions of the Licensed Entity, or anyone that accessed the confidential information from the Licensed Entity; (c) lawfully disclosed to the Licensed Entity by a third party without restriction; (d) independently developed by the Licensed Entity without knowledge of or access to the confidential information as evidenced by the Licensed Entity’s written records.

C.

Ongoing Obligations of Former Affiliates. While an entity is entitled to the benefits of an Affiliate under this Agreement for only the period of time the entity qualifies as an Affiliate under the definition (in accordance with Section 7.C), all obligations under this Agreement that accrued to such entity while an Affiliate will survive until fulfilled even though the entity no longer qualifies as an Affiliate.

D.

Sublicense. Subject to the terms and conditions of this Agreement and Company’s and Sublicensee’s compliance therewith, Company (but not an Affiliate) will have the right to grant Sublicenses (through multiple levels of Sublicensees). Company and Sublicensees shall only grant a Sublicense pursuant to a valid and binding written agreement that expressly states that such Sublicense is subject to, and the applicable Sublicensee must comply with, all the terms and conditions of this Agreement applicable to the Company (including the terms providing for termination of such Sublicense in the event this Agreement terminates and providing that University is a third-party beneficiary to such Sublicense). In the event of any inconsistency between the Sublicense and this Agreement, this Agreement will control. Any Sublicense that does not comply with the terms and conditions of this Agreement is null and void ab initio. Company shall provide University with a copy of each Sublicense and amendment thereof. Upon the termination of this Agreement, University will, upon the request of a Sublicensee in good standing, negotiate in good faith for a period of ninety (90) days for a license directly from University. If no agreement is reached within such ninety (90) day period, University will have no further obligation to such Sublicensee.

E.

Reservation of Rights. Institutions reserve the worldwide right to: (i) practice or have practiced, and to grant to third parties the right to practice or have practiced, the Licensed Patents, including tangible property embodying the same, and for the conduct of their operations and the operations of their Affiliates, in each case, solely for Non-Commercial Research Purposes; and (ii) permit their Affiliates (including the University of Chicago Medical Center (“UCMC”)), contractors, and consultants to do any of the activities set forth in (i) in connection with the operations of Institutions and their Affiliates (including UCMC). For the avoidance of doubt, the rights retained by Institutions include the right of Institutions and their Affiliates to practice the Licensed Patents for their respective healthcare operations and patient care. COH reserves the worldwide right to practice or have practiced, and to grant to third parties the right to practice or have practiced, Technical Information for any purpose.

F.

COH Right of Reference. Company agrees to grant to COH, at COH’s request, a right of reference to any regulatory dossier related to the IND (or any other Investigational New Drug Application based on any data or information contained in the IND) including all technical data and information submitted in connection with any such Investigational New Drug Application and any related NDA or BLA, including issuing cross-reference letters to COH.

G.

At-Cost Purchases. Institutions and their Affiliates may at any time following First Commercial Sale purchase Licensed Products from Company, and Company shall sell Licensed Products to Institutions and their Affiliates, at a price equal to or below Company’s fully burdened cost plus twenty percent (20%) to produce such Licensed Products, in all cases solely for Non-Commercial Research Purposes or patient care at the medical centers associated with Institutions only for a period of twelve (12) months beginning on the date of First Commercial Sale. No Royalties will accrue on such sales to Institutions or their Affiliates. Institutions and their Affiliates shall only use such Licensed Products for Non-Commercial Research purposes as permitted under Section 2.E or for the treatment of patients at the medical centers associated with Institutions and may not, for the avoidance of doubt, resell the Licensed Products.

H.

Global Access. After First Commercial Sale, within twelve (12) months of University’s request, Company agrees that Licensed Product will be offered for sale in any specified LDC(s) (as defined below in this Section 2.H) at a price that is equal to Licensed Entity’s actual cost to manufacture and distribute such Licensed Products.

If Licensed Entities are unable or unwilling to offer for sale Licensed Products in such LDC(s), University hereby reserves the right to license the Licensed Patents to any third parties for solely Humanitarian Purposes (as defined below in this Section 2.H). Such licenses for Humanitarian Purposes will expressly exclude the right of the third party licensee to export or sell the Licensed Product(s) from an LDC into a market outside of the LDC(s) where a Licensed Entity has introduced, or will introduce a Licensed Product, or where a Licensed Patent exists. In any such license, the third party licensee’s commercial use of the Licensed Patents to make, use, sell, offer for sale and import Licensed Products into the specified LDC(s) for Humanitarian Purposes will be Royalty- free and the third party licensee will be required to provide to the LDC(s) the Licensed Products at cost or below cost. For avoidance of doubt, the third party licensee may be permitted to export Licensed Products from the LDC(s) of origin into other countries mutually agreed to by University and Company.

“LDC” means a country designated as a “Least Developed Country” by the United Nations Conference on Trade and Development as of the date of First Commercial Sale.

“Humanitarian Purposes” means (a) the use of Licensed Products for research and development purposes by any third party anywhere in the world that has the express purpose of developing the products for use in an LDC, and (b) use Licensed Products by any third party for commercial purposes in an LDC.

I.

U.S. Government Rights. Company understands that this Agreement is subject to any rights of or obligations to the U.S. Government, including under 35 U.S.C. § 200 et seq., 37 C.F.R. § 401 et seq. (“Bayh-Dole Act”), or any other applicable law or regulation, including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any Subject Invention (as defined in the Bayh-Dole Act) for or on behalf of the U.S. Government throughout the world. Company agrees to comply and permit Institutions to comply with the Bayh-Dole Act, including to provide the reporting required and to substantially manufacture Subject Inventions and products produced through the use of Subject Inventions in the United States, unless waived.

J.

No Other Rights. No rights in and to the Licensed Patents and Technical Information other than those provided in this Section 2, express or implied, are conveyed by University. No rights to any patents except those included in the Licensed Patents are conveyed by University. Nothing contained in this Agreement or a party’s performance hereunder will be construed as conferring, by implication, estoppel or otherwise, upon any Licensed Entity, any party in privity with any Licensed Entity, or any customer of any of the foregoing, any right, title or interest under any intellectual or tangible property right at any time, except for those rights expressly granted in Section 2.A.

K.

Responsibility for Licensed Entities. Any act or omission taken or made by a Licensed Entity will be deemed an act or omission by Company under this Agreement. Any act, error, or omission of a Licensed Entity that would be a breach of this Agreement if done by Company will be deemed to be a breach of this Agreement by Company. In the event that any Licensed Entity does any act, error, or omission that would be a breach of this Agreement if done by Company, Company shall promptly notify University thereof.

3.	Payments

A.	Upfront Payment. Company shall pay University the sum of one hundred and eighty thousand dollars ($180,000.00) on or before the thirtieth (30) day after the Effective Date.

B.

Common Stock Grant. Company shall irrevocably issue to University, in partial consideration of Company’s receipt of the licenses granted under this Agreement, one hundred thousand (100,000) shares of common stock of Company pursuant to an agreed- upon stock purchase agreement between Company and University. The stock purchase agreement will contain provisions:

i.

for physical or electronic stock certificates that will be delivered to University within 30 days of issuance and, if the Company grants piggy-back registration of common shares with any other class of stock in an initial public offering, University will be provided substantially similar piggy-back registration rights (on a pro rata basis); and

ii.

specifying that if the Company proposes to sell any equity securities or securities in a capital-raising financing transaction, then University will have the right to purchase up to five percent (5%) of the equity securities issued in the first such financing transaction completed after the date of this Agreement, on the same terms and conditions as are offered to the other purchasers in such financing. Company shall provide ten (10) days advanced written notice of such financing, including reasonable detail regarding the material terms of such financing.

C.	Royalties. Company shall pay to University Royalties as follows:

i.

Valid Claims Royalty. Company shall pay to University [***] percent ([***]%) of Net Sales by Licensed Entities of Licensed Products in countries in which the Licensed Patents include a Valid Claim. Royalties due under this Section 3.C.i will be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire of the Licensed Patents covering such Licensed Product in such country.

ii.

Technical Information Royalty. For any country in which the Licensed Patents do not include a Valid Claim, Company shall pay University a royalty of [***] percent ([***]%) of Net Sales of Licensed Products by Licensed Entities.

iii.	For the avoidance of doubt, only one royalty (either under Section 3.C.i or Section 3.C.ii) shall be payable for any given Licensed Product.

iv.

Importance of Technical Information. Company has requested, and University has agreed, to grant certain rights to Technical Information. Company requires these rights in order to develop and commercialize the technology licensed. Because of the importance of Technical Information, Company has agreed to pay certain Royalties to University on Licensed Products, as specified above, even if not covered by a Valid Claim, in order to obtain rights to Technical Information. Company has agreed to these payments because of the commercial value of Technical Information, separate and distinct from the commercial value of the Licensed Patents. Company acknowledges that the reduced royalty for Licensed Products that are not covered by a Valid Claim is fair and reasonable in order to compensate University for Company’s continuing license of the Technical Information.

v.

Third Party Licenses. In the event that the sale of any Licensed Product requires the payment by any Licensed Entity of royalties to any unaffiliated third party (defined as a third party that is not an Affiliate of any Licensed Entity) (“Third Party Royalty”), Company may reduce the Royalties owed to University pursuant to Section 3.C.i or Section 3.C.ii, as applicable, on such Licensed Product (on a product-by-product basis) by fifty percent (50%) of the Third Party Royalty that is actually paid by the Licensed Entity.

vi.

Combination Products and Services. In the event that Licensed Products are sold in combination with one or more other products or services which are not Licensed Products (“Combination Product”), the Royalty due to University will be determined as follows:

[***]

Where:

“RC” represents the Royalty due University on sales of the Combination Product;

“A” equals the number of individual Licensed Products in the Combination Product;

“B” equals the sum of all individual components of similar function or value relative to Licensed Product in the Combination Product, including the number of individual Licensed Products; and

“RK” equals the Royalty percentage stated in Section 3.C.i or 3.C.ii, as applicable.

vii.

Notwithstanding anything in the foregoing Sections 3.C.v and 3.C.vi, in no event will the Royalty paid to University be reduced below fifty percent (50%) of the Royalty otherwise due hereunder in accordance with Sections 3.C.i and 3.C.ii.

D.

Annual Maintenance Fee. Prior to the First Commercial Sale, Company shall pay to University a maintenance fee of [***] dollars ($[***]) per calendar year or part thereof during which this Agreement is in effect. The first such maintenance fee will be due on the third (3rd) anniversary of the Effective Date and shall be due annually thereafter on the anniversary of the Effective Date until First Commercial Sale.

E.

Milestone Payments. Company shall immediately notify University when each of the following events are accomplished regarding each Licensed Product by a Licensed Entity and pay to University the following amounts (which sums are nonrefundable and noncreditable against Royalties):

i.	For the first three Licensed Products:

(a)	Commencement of a Phase II Clinical Trial with a Licensed Product: [***] dollars ($[***])

(b)	Commencement of a Phase III Clinical Trial with a Licensed Product: One million, [***] dollars ($[***0)

(c)	First Submission of an NDA, BLA for a Licensed Product: [***] dollars ($[***])

(d)	First Commercial Sale of a Licensed Product: [***] dollars ($[***])

ii.	Cumulative Net Sales of all Licensed Products reach one billion dollars: [***] dollars ($[***])

F.	Payment and Reporting.

i.

Company shall pay Royalties owing to University on a quarterly basis, with such amounts due and received by University on or before the thirtieth (30th) day following the end of the Calendar Quarter in which such amounts were earned.

ii.

Except as otherwise directed, Company shall pay all amounts owing to University under this Agreement in U.S. dollars to University at the address provided in Section 9.D or paid via wire transfer, if agreed upon. Any necessary conversion of currency into United States dollars will be at the applicable rate of exchange of Citibank, N.A. (or its successor), in New York, New York, on the last day of the Calendar Quarter in which such transaction occurred. University is exempt from paying income taxes under U.S. law. Therefore, Company shall make all payments due under this Agreement without deduction for taxes, assessments, or other charges of any kind which may be imposed on University by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to University pursuant to this Agreement. Company or the applicable Licensed Entity shall assume all such taxes, assessments, or other charges that may reduce University’s net royalties, such as bank transfer fees.

iii.

Company shall submit to University a full accounting showing how any amounts owing to University under Section 3 have been calculated along with each such payment therefore. For Royalties, such accounting will be on a per country and product line, model, or tradename basis and will be summarized on the form shown in Schedule C of this Agreement. Such accounting will include completing a quarterly Royalty forecast section. In the event no payment is owed to University, within thirty (30) days after the end of each Calendar Quarter, Company will provide to University a statement setting forth that fact.

iv.	Regardless of the circumstances, no payment made to University is refundable.

G.

Sublicense Revenue. Company shall pay to University twenty percent (20%) of all Sublicense Revenue received by Company or its Affiliate under any Sublicense within thirty (30) days of the date such Sublicense Revenue is received by Company or its Affiliate.

H.

Overdue Payments. Any payments by Company that are not received by University on or before the date such payments are due under this Agreement will accrue interest at the lesser of: (i) one and one half percent (1.5%) per month; and (ii) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded monthly. Payment of such interest by Company will not limit, in any way, University’s right to exercise any other remedies University may have as a consequence of the lateness of any payment. Company will be responsible for all costs of collection incurred by University including attorney’s fees and court costs.

I.

No Royalty Avoidance. Company shall not structure its Net Sales, or the consideration or compensation that it receives or is entitled to receive, in such a way as to avoid, reduce, or delay any payment that would otherwise be due to University under this Agreement.

4.	Diligence

A.

Development Obligations. Company shall use commercially reasonable efforts to develop and bring Licensed Products to market. Company shall use commercially reasonable efforts to meet the development obligations for commercialization of the invention(s) claimed in the Licensed Patents in the form of Licensed Products in accordance with Schedule D attached hereto.

B.

Development Plan. Within ninety (90) days of the Effective Date, Company shall provide University with a detailed development plan for the commercialization of one or more Licensed Products. Such plan will include research and development plans (including proposed expenses for such activities), timetables for achieving milestones and necessary government or regulatory approvals, market research information on competitors and market size, and sales and marketing plans for the twelve (12) months following the Effective Date as well as a timetable for achieving milestones and Company’s strategic development plans for the following two years. Company shall revise the development plan on an annual basis and provide University with such revised plan within thirty (30) days of June 30th, concurrent with the progress report due under Section 5.B. Upon request, Company shall meet with University in a timely manner to review any such development plan. Company shall perform in substantial compliance with the then- current development plan.

C.

Promotion and Marketing. Company shall use commercially reasonable efforts (and in no event less effort or relative expense than the level of resources and talent as is customary for other products with similar market potential) to promote, advertise, and sell the Licensed Products.

D.

Failure to Commercialize. In the event Company fails to meet any of the development milestones set forth on Schedule D or University reasonably believes that Company has not fulfilled one or more of its other obligations under this Section 4 with respect to any country in the Territory, University may provide written notice thereof to Company, specifying such failure. Within thirty (30) days after the date of such notice, Company shall deliver to University a written report either confirming such failure or specifying Company’s compliance with the Agreement. Such report will include reasonable detail regarding the efforts undertaken by Company in compliance with the Agreement. If Company either confirms such failure or University continues to reasonably believe that Company is not in compliance with the obligations under this Section 4, for a period of thirty (30) days after delivery of the report the Parties will negotiate in good faith to establish additional efforts Company will take to commercialize Licensed Products. In the event the Parties do not reach agreement on such additional efforts within such thirty (30) day period, University may terminate this Agreement to the extent permitted by Section 7.B.ii. Further, if, following the procedure outlined in this Section 4D, and despite Company’s use of commercially reasonable efforts, Company has been unable to meet the milestones set forth in Schedule D, then, as University’s sole and exclusive remedy, it may terminate this Agreement with respect to the Licensed Products subject to Schedule D for which Company has failed to meet the milestones set forth in Schedule D.

5.	Records and Review

A.

Full and Accurate Records. University may from time to time and at any reasonable time, not exceeding once every twelve (12) months, through auditors as University may designate, inspect and copy the books and records of any Licensed Entity in order to verify the payments due hereunder, the accuracy of any reported statement by Company, or of any other obligation under this Agreement. Company shall keep, and shall cause each other Licensed Entity to keep, continuous, full and accurate books and records in sufficient detail so that Company’s compliance with its obligations under this Agreement can be properly determined without undue delay or difficulty. Such books and records will be maintained for at least five (5) years after the activity or Royalty reporting period(s) to which they relate. Books and records will include but not be limited to: accounting general ledgers; invoice/sales registers; original invoice and shipping documents; federal and state business tax returns; company financial statements; sales analysis reports; inventory and/or manufacturing records; sublicense and distributor agreements; price lists, product catalogs and other marketing materials; and laboratory notebooks. Company shall, and shall cause all other Licensed Entities to, comply with this Section 5.A.

Such inspection will be made at the expense of University, unless such examination discloses a discrepancy of five percent (5%) or more in the amount of payments due University. In such case Company shall be responsible for reimbursing University for the examination fee and expenses charged by the auditor along with the underpayment. Any underpayment will bear interest as described in Section 3.H. Company shall pay past due payments for any error, including any payment deficiency for periods prior to the period under inspection, within thirty (30) days of written notice thereof. University and the auditor will maintain in confidence such inspection and the resulting report. The auditor may from time to time consult University and any of its employees or third party counsel on questions as they relate to this Agreement. The auditor may not disclose financial or proprietary information except as required to conduct the inspection, to report and substantiate the results, as otherwise permitted by this Agreement, or if the information is already publicly known. Neither Party is required to enter into any separate confidentiality, non-disclosure, or similar agreement in connection with any such inspection.

B.

Progress Reports. Within thirty (30) days of each June 30 and December 31 during the term of this Agreement, Company shall deliver a written report to University, in substantially the form of Schedule F attached hereto. The report will describe the progress of Company toward achieving the goals of the development plan and bringing Licensed Products to market (and any proposed revisions to the plan developed during the preceding six months). Company shall promptly notify University in writing upon the First Commercial Sale of each Licensed Product and when Company’s obligation to begin making Royalty payments begins. Upon the First Commercial Sale of each Licensed Product, Company shall provide in writing to University the following information: the date of First Commercial Sale, the generic name, and the tradename of each commercial product. Notwithstanding anything to the contrary in this Section 5.B, if Company has made at least one Royalty payment to University, Company will only be required to deliver a written report once annually within thirty (30) days after December 31 of each calendar year during the term of this Agreement.

6.	Patents

A.

Prosecution, Defense and Maintenance. Company agrees that an Institution designated by the Institutions will control the preparation, filing, prosecution, defense (including oppositions, post-grant proceedings and declaratory judgment actions), maintenance and abandonment of the Licensed Patents. Company shall cooperate, and cause each other Licensed Entity to cooperate, with such designated Institution in a timely manner in the preparation, filing, prosecution and maintenance of the Licensed Patents by disclosing such information as may be requested by University and by promptly executing such documents as the designated Institution may reasonably request in connection therewith. Company shall, and shall cause each other Licensed Entity to, bear its own costs in connection with their cooperation with the designated Institution under this Section 6.A. Upon request, the designated Institution will provide, or will have its legal counsel provide, Company copies of material documents received or prepared by the designated Institution in the filing, prosecution and maintenance of the Licensed Patents. For the avoidance of doubt, as of the Effective Date, the designated Institution is COH.

B.

Patent Costs. Company shall pay all necessary and reasonable fees and expenses incurred by any Institution relating to the Licensed Patents and Licensed Products, including for the preparation, filing, prosecution, defense and maintenance of the Licensed Patents (“Patent Costs”).

i.

Company shall pay all Patent Costs incurred by any Institution prior to the Effective Date. Such payment is due and payable upon 60 days of the execution of this Agreement by Company. (For the avoidance of doubt, approximately $* in Patent Costs has been incurred prior to June 21, 2021.)

ii.

Payment for fees and expenses incurred by any Institution on or after the Effective Date will be invoiced to Company and Company shall pay such invoices within twenty (20) days of the date on the invoice.

iii.

Notwithstanding any provisions to the contrary in this Agreement, if University does not receive, by the date specified, full payment for any Patent Costs, University may, at its sole discretion at any time, do, or have done, any one or more of the following:

(a) without further notice to Company, abandon any Licensed Patent to which such payment applies and any related Licensed Patents, including any Licensed Patent that claims priority to such Licensed Patent; (b) by written notice to Company, revoke Company’s license under any applicable Licensed Patent and any related Licensed Patent, including any Licensed Patent that claims priority to such Licensed Patent; or (c) by written notice to Company, convert any license Company receives under any Licensed Patent and any related Licensed Patent, including any Licensed Patent that claims priority to such Licensed Patent from an exclusive license to a non-exclusive license.

v.

If Company decides to discontinue its support of Patent Costs for a specific Licensed Patent(s), Company shall notify University in writing one-hundred and eighty (180) days prior to any such discontinuation. Company will be responsible for reimbursing Institutions for any Patent Costs associated with such Licensed Patent(s) that Institutions incur up to one-hundred and eighty (180) days after the date of the receipt of notice, whether or not such costs were invoiced to Institutions during such period.

vi.

Upon Company’s failure to pay any Patent Costs by the date specified or its discontinuation of support pursuant to Section 6.B.v, all of Company’s rights in or to such Licensed Patents and related Technical Information in connection therewith will automatically terminate regardless of whether Schedule A reflects such termination and all rights will immediately revert to Institutions and COH respectively. Without limiting any other rights of University, University may in its sole discretion, abandon, or have abandoned, the applicable patent or patent application or license such patent or patent application to a third party at any time after such termination.

C.

Challenges. If any Licensed Entity brings an action or proceeding, or assists any third party in bringing an action or proceeding, seeking a declaration or ruling that any claim in any of the Licensed Patents is invalid or unenforceable, or asserts that any product or process does not infringe the Licensed Patents, then to the extent not prohibited by applicable law and in addition to, not in lieu of, other rights and remedies of University:

i.

during the pendency of such action or proceeding, the Royalty rate applicable to payments made pursuant to Section 3.C.i will automatically increase to two (2) times the royalty rate currently set forth in Section 3.C.i;

ii.

should the outcome of such action or proceeding determine that any claim of a Licensed Patent challenged is valid and enforceable, and/or a product or process is a Licensed Product, the Royalty rate applicable to payments made pursuant to Section 3.C.i will automatically increase to three (3) times the royalty rate currently set forth in Section 3.C.i and for clarity Company shall pay, if it had not already, Institutions’ attorneys’ fees, expert witness fees, court costs, third party costs, and other litigation expenses incurred in connection with such action or proceeding;

iii.

For clarity, Company will have no right to recoup any Royalties or other amounts paid before such action or proceeding or during the period in which such action or proceeding is pending (including on appeal);

iv.	Company shall continue to make all payments directly to University and shall not, and shall not seek to, pay into any escrow or other similar account;

v.	For clarity, Institutions will have full control and authority to defend the Licensed Patents in the action or proceeding; and

vi.

Company shall provide written notice to University at least ninety (90) days before any Licensed Entity initiates any action or proceeding seeking a declaration or ruling that any claim of any Licensed Patent is invalid or unenforceable or of its intention to assert that any product or process does not infringe any claim in the Licensed Patent. Company shall include with such written notice an identification of all prior art it believes is material.

D.	Infringement.

i.

Notice. In the event either Party becomes aware of any possible or actual infringement, misappropriation, or other violation of any Licensed Patents in the Field in the Territory (an “Infringement”), that Party will promptly notify the other Party and provide it with details regarding such Infringement.

ii.

Company’s Right to Bring Infringement Action. Company will have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Company commences an action with respect to any Infringement, Company shall consider in good faith the views of University and potential effects on the public interest in making its decision whether to sue. Company shall keep University reasonably informed of the progress of the prosecution, prevention and/or termination of actions and shall give University a reasonable opportunity in advance to consult with Company and offer its views about major decisions. Company shall give careful consideration to those views, but will have the right to control the action regarding Infringement; provided, however, that if Company fails to defend in good faith the validity and/or enforceability of the Licensed Patents in the action, or if Company’s license to a Valid Claim in the suit terminates, then University may elect, but will not be obligated, to take control of the action and any recovery will be apportioned in the same manner as an action initiated by University pursuant to Section 6.D.iii. Any and all expenses, including reasonable attorneys’ fees for counsel selected by University, incurred by University with respect to the prosecution, prevention, termination, adjudication and/or settlement regarding a Licensed Patent initiated by Company (whether controlled by Company or the University pursuant to the preceding sentence), including any related appeals, will be paid for entirely by Company and Company shall hold University free, clear and harmless from and against any and all such expenses. Company shall not compromise or settle any action without the prior written consent of University, which consent will not be unreasonably withheld or delayed. In the event Company controls the action pursuant to this Section 6.D.ii, it will first reimburse itself from any sums recovered in such suit or in settlement thereof for all out-of-pocket and documented costs and expenses, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds remain, then University will receive an amount equal to twenty five percent (25%) of such funds and the remaining seventy five percent (75%) of such funds will be retained by Company.

iii.

Institutions’ Right to Bring Infringement Action. If Company does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 6.D.ii above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement within ninety (90) days after it becomes aware of such Infringement or, at any time thereafter, ceases to diligently continue such prosecution, prevention, or termination, Institutions may elect, but are not obligated, to do so. Should Institutions elect to bring suit against an infringer, Company shall cooperate fully with Institutions, including joining as party plaintiff in any such suit if requested. In the event Institutions exercises their right pursuant to this Section 6.D.iii, they will recover for their own accounts any damages, awards or settlements.

iv.	Own Counsel. Each Party will always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other Party under this Section 6.D.

v.

Cooperation. Each Party will cooperate fully in any action under this Section 6.D that is controlled by the other Party, including joining in any suit at the reasonable request of the controlling Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

vi.

Declaratory Judgement. If a declaratory judgment action is brought naming any Licensed Entity as a defendant and alleging invalidity or unenforceability of any claims within the Licensed Patents, Company shall promptly notify University in writing and Institutions will have the right to control such action pursuant to Section 6.A.

vii.

Technical Information. COH will have the exclusive right (but not the obligation), to the extent applicable, to institute legal action against any third party arising out of such third party’s actual or threatened infringement or misappropriation of any Technical Information, and COH will retain any and all proceeds from any such actions and settlements in connection therewith. Company shall have no right to make any demands or claims, bring suit, effect any settlements or take any other action with respect to any such infringement or misappropriation without the prior written consent of COH.

7.	Term and Termination

A.

Term. This Agreement and the rights and licenses hereunder will take effect on the Effective Date and will expire on the later of: (i) the expiration date of the last to expire of the Licensed Patents; and (ii) ten (10) years from the First Commercial Sale, unless earlier terminated pursuant to the terms of this Agreement.

B.	University’s Right to Terminate. Without limiting other rights, University will have the right to terminate this Agreement as follows, in addition to all other available remedies:

i.

If Company fails to make any payment when due, this Agreement will terminate effective twenty one (21) days after University’s written notice to Company describing such failure, unless Company makes such payment within such twenty one (21) days.

ii.

If Company has not fulfilled one or more of its obligations under Section 4, including having failed to meet any of the development milestones set forth on Schedule D and provided University has complied with its obligations pursuant to Section 4.D, this Agreement will terminate immediately upon written notice from University to Company.

iii.

If Company or any other Licensed Entity breaches any obligation of this Agreement other than an obligation to make a payment when due or a failure to perform the obligations in Section 4, this Agreement will terminate in its entirety, or with respect to such Licensed Entity, as specified by University, effective thirty (30) days after University’s written notice to Company describing such failure, unless Company or such Licensed Entity cures such failure to the satisfaction of University within such thirty (30) days.

iv.

If Company or any other Licensed Entity files, or has filed against it, a petition under any bankruptcy or insolvency law, Company shall immediately notify University. If such petition is not dismissed within sixty (60) days of Company’s or such Licensed Entity’s filing, or if Company or such Licensed Entity makes an assignment of all or substantially all of its assets for the benefit of its creditors, then, unless prohibited by applicable law, this Agreement will automatically terminate at the end of such sixty (60) day period with respect to Company or such Licensed Entity unless University provides written notice to Company within such sixty (60) day period.

v.

If Company or any other Licensed Entity will be dissolved, liquidated or otherwise ceases to exist, and in all cases with no successor-in-interest to the business or assets of Company, other than for reasons specified in Section 7.B.iv, unless prohibited by applicable law, this Agreement will automatically terminate with respect to Company or such Licensed Entity as of: (a) the date articles of dissolution or a similar document is filed on behalf of Company or such Licensed Entity with the appropriate governmental authority; or (b) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of Company or such Licensed Entity.

vi.

If Company, prior to the eighth (8th) anniversary of the Effective Date of this Agreement, fails to begin commercial sale of a Licensed Product, University may terminate this Agreement at any time thereafter on written notice to Company.

C.	Termination and Affiliates.

i.

For the avoidance of doubt, if this Agreement expires or terminates for any reason, the rights and licenses granted to Company’s Affiliates hereunder will expire or terminate to the same extent as such rights and licenses expire or terminate with respect to Company.

ii.

In the event that any entity ceases to be an Affiliate of Company, whether as the result of a sale, merger, corporate reorganization, or otherwise, the licenses granted to such entity pursuant to Section 2.A will automatically and immediately terminate.

D.

Company’s Right to Terminate. In the event Company desires to terminate this Agreement, Company shall provide written notice to University thereof and this Agreement will terminate at the end of the Calendar Quarter following the Calendar Quarter during which Company provides such notice.

E.

Survival. The rights and obligations accruing prior to any termination or expiration of this Agreement for any reason will survive, including: (i) all causes of action accruing to either Party under this Agreement; (ii) Company’s obligation to pay amounts payable under this Agreement accrued prior to the date of termination or expiration, including Royalties and Patent Costs; (iii) Company’s obligation to report Net Sales and keep records, as required by Sections 3.F and 5; (iv) University’s right to audit under Section 5.A; (v) any obligation to abate an Infringement that arose prior to the date of termination or expiration under Section 6; and (vi) Sections 5 (records and review), 7.E (survival), 7.F (post-termination obligations of Company), 8 (representations and warranties), and 9 (miscellaneous) of this Agreement and Schedule C until their purposes are fulfilled.

In the event that Company terminates this Agreement and any sales occur that would be Net Sales for which Royalties under Section 3.C.ii would be due to University if the Agreement had not been terminated, the Company’s obligation to pay such Royalties under Section 3.C.ii for the term described in Section 7.A will survive such termination of this Agreement. For the avoidance of doubt, Company’s license under Section 2.A with respect to Technical Information shall be perpetual, irrevocable, royalty-free, and fully-paid up following expiration of the term described in section 7.A.

F.

Post Termination, Post Expiration Obligations of Company. Upon the (i) termination of this Agreement by University pursuant to Section 7.B, or (ii) the termination of this Agreement by Company pursuant to Section 7.D, all rights of Company to use the Licensed Patent(s) and Technical Information will immediately thereafter cease and revert to University and Company shall not practice the Licensed Patents or Technical Information. Except as necessary to comply with applicable laws, regulations, or the terms and conditions of this Agreement, promptly following (i) the termination of this Agreement by University pursuant to Section 7.B, or (ii) the termination of this Agreement by Company pursuant to Section 7.D, Company shall, and shall cause all other Licensed Entities to, deliver to University, or at University’s request irretrievably destroy, all tangible materials embodying or relating to any unexpired Licensed Patents or any Technical Information. Company shall provide to University a certification that such delivery or destruction has been completed. Company shall not thereafter operate or conduct business in any manner that might tend to create the impression that this Agreement is still in force, or that Company has any right to use any one or more of Licensed Patents or Technical Information. Upon termination or expiration, all payments including fees and costs due under this Agreement and not yet paid will become immediately due and payable.

8.	Representations, Warranties, Disclaimers; Indemnification; Insurance; Primary Responsibility

A.	Representations, Warranties and Covenants of Company. Company hereby represents, warrants and covenants that:

i.

Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has the corporate power and authority to execute and deliver this Agreement, including on behalf of its Affiliates, and perform all obligations under this Agreement.

ii.

The execution, delivery and performance have been duly and validly authorized by Company, and upon execution and delivery by Company, this Agreement will constitute a valid, enforceable and binding agreement of Company and of its Affiliates.

iii.	Company has no other agreements that conflict with the obligations undertaken and rights and licenses granted in this Agreement.

iv.

Company shall comply and require all other Licensed Entities to comply with applicable laws, including to ensure that any manufacture of Licensed Product(s) by a Licensed Entity, and/or its respective vendor(s), suppliers agents or contractors, will comply with and conform with applicable law and to all applicable specifications required by any regulatory body and/or market approval granted.

v.	No Licensed Entity will take any action or engage in any activity that substantially increases the risk that any Licensed Patent is likely to be found invalid or unenforceable.

vi.	Company shall make all payments to University as and when required by this Agreement.

B.	Representations, Warranties and Covenants of University. University hereby represents, warrants and covenants that:

i.

University is duly organized, validly existing and in good standing under the laws of Illinois, has the corporate power and authority to execute and deliver this Agreement and to grant all rights and licenses granted to Company under this Agreement, including on behalf of the other Institutions, and have received written assignments from all of the named inventors on the following Licensed Patents: US 14/852,378, US 16/31,100, and US 16/927,304. To the actual knowledge of the licensing professionals responsible for the administration of this Agreement as of the Effective Date, Institutions own the Licensed Patents. For avoidance of doubt, nothing in this Agreement constitutes, or shall be construed as, a representation, warranty, or covenant: (a) that the practice of any invention claimed in any Licensed Patent will not infringe any patent or other intellectual property right of any third party, or (b) as to the safety, accuracy, usefulness, or non-infringement of any information provided by any Institution to Company.

ii.

The execution, delivery and performance of this Agreement have been duly and validly authorized by University, and upon execution and delivery by University, this Agreement will constitute a valid, enforceable and binding agreement of University. To the actual knowledge of the licensing professionals responsible for the administration of this Agreement as of the Effective Date, the agreements supporting University’s authority to bind COH and UAB are still in effect as of the Effective Date and attached in Schedule F.

C.

Disclaimer of Warranties. THE LICENSED PATENTS AND TECHNICAL INFORMATION ARE PROVIDED AS IS AND WHERE IS. INSTITUTIONS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE. IN PARTICULAR, UNIVERSITY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, INCLUDING ABOUT (I) THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE LICENSED PATENTS; (II) THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY INFORMATION PROVIDED BY UNIVERSITY TO ANY LICENSED ENTITY; (III) FURNISHING ANY TECHNICAL INFORMATION; (IV) WHETHER THE PRACTICE OF ANY CLAIM CONTAINED IN ANY OF THE LICENSED PATENTS OR TECHNICAL INFORMATION WILL OR MIGHT INFRINGE INTELLECTUAL PROPERTY RIGHTS ; (V) THE PATENTABILITY OF ANY INVENTION CLAIMED IN THE LICENSED PATENTS; (VI) THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY PRODUCT OR PROCESS MADE OR CARRIED OUT IN ACCORDANCE WITH OR THROUGH THE USE OF THE LICENSED PATENTS; AND (VII) ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

D.

Indemnification. Company shall, and shall cause each other Licensed Entity to, indemnify, defend and hold harmless Institutions, their Affiliates and the trustees, directors, officers, students, employees, fellows and agents of any of the foregoing (collectively the “Indemnified Persons”) from and against any and all third party claims, demands, liabilities, losses, damages, penalties, costs and/or expense (including attorneys’ and witnesses’ fees and court costs) of any kind or nature (collectively, “Claims”), based upon, arising out of, or otherwise relating to Company’s or a Licensed Entity’s performance under this Agreement and/or a Sublicense, including without limitation (i) any claim arising from the development, production, use, sale, export, import or other disposition of any Licensed Product and all activities associated therewith, or (ii) any use by Company or a Licensed Entity of information provided by any Institution to any Licensed Entity, provided, however, that Company shall have no obligation under this Section 8.D to the extent any Claim arises out of or relates to (1) a breach of this Agreement by University, or (2) the gross negligence, willful misconduct, or violation of applicable law by or on behalf of any Institution. Institutions will be entitled to participate at their option and expense through counsel of their own selection, and may join in any legal actions related to any such claims, demands, losses, damages, costs, expenses and penalties. No Licensed Entity will enter into any settlement affecting any rights or obligations of any Indemnified Person or which includes an express or implied admission of liability, negligence or wrongdoing by any Indemnified Person, without the prior written consent of such Indemnified Person.

E.

Assumption of Risk. The entire risk as to the performance, safety and efficacy of any subject matter claimed in any Licensed Patent, the Technical Information and of any Licensed Product is assumed by the Company on behalf of the Licensed Entities. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, INSTITUTIONS WILL NOT BE LIABLE TO ANY LICENSED ENTITY OR ANY OTHER PERSON OR ENTITY AND, EXCEPT FOR COMPANY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, COMPANY SHALL NOT BE LIABLE TO ANY INSTITUTION OR ANY OTHER PERSON, IN ANY CASE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR ANY OTHER DAMAGES OR LOSSES OF ANY KIND OR NATURE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCTS OR STRICT LIABILITY OR ANY OTHER FORM OF ACTION. IN NO EVENT WILL INSTITUTIONS’ TOTAL AGGREGATE LIABILITY UNDER OR IN CONNECTION WITH THIS AGREEMENT TO ALL LICENSED ENTITIES AND OTHER PERSONS AND ENTITIES EXCEED THE TOTAL AMOUNTS PAID BY COMPANY TO UNIVERSITY HEREUNDER. The above limitations on liability apply even though the Indemnified Person may have been advised of the possibility of such injury, loss or damage. Company shall not, and shall cause all other Licensed Entities not to, make any agreements, statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity which are inconsistent with this Section 8.E.

F.

Insurance. Company shall, and shall cause each other Licensed Entity to agree to, continuously maintain during the term of this Agreement and beyond liability insurance that will cover its obligations hereunder, including any claims for bodily injury, property, or other damage alleged to relate to Licensed Products or activities undertaken in connection with this Agreement, Licensed Patents, Technical Information, or Licensed Products, including the development, manufacture, use, sale or other disposition of Licensed Products and all activities associated therewith. Each Licensed Entity shall list Institutions and their Affiliates, at such Licensed Entity’s expense, as additional named insureds under each liability insurance policy (including excess or umbrella liability policies) that such Licensed Entity has or will obtain, that includes any coverage of claims relating to Licensed Products. Such insurance will be primary and noncontributory to any insurance Institutions and their Affiliates may have. At University’s request, Company shall supply University from time to time with copies of each such policy, and shall notify University in writing at least thirty (30) days prior to any termination of or change in coverage under any such policies.

9.	Miscellaneous

A.

Marking. Company shall mark all Licensed Products (or their packaging, as appropriate) sold, offered for sale, imported, or otherwise disposed of in such a manner not inconsistent with the requirements of the patent laws and practices of the country to which such products are shipped or in which such products are manufactured or sold, including, if in the U.S., 35 U.S.C. § 287.

B.

Export Regulations. Without limiting Section 8.A, Company shall comply with United States export control and asset control laws, regulations, and orders, as they may be amended from time to time, applicable to the export, re-export, or import of goods or services, including software, processes, or technical data to foreign countries. Such regulations include but are not limited to the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. § 500 et seq.), and the Anti-Boycott Regulations (15 C.F.R. § 760).

C.

Entire Agreement, Amendment. This Agreement together with the schedules attached hereto constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter. In entering into this Agreement, no Party has relied upon another person’s statement, representation, warranty or agreement except for those expressly contained in this Agreement. The only conditions precedent to this Agreement’s effectiveness are those expressly stated in it. This Agreement cannot be amended or modified except in a document signed by duly authorized representatives of each Party.

D.

Notice. Any notice required or otherwise made under this Agreement will be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other Party at the address set forth below or at such other address as may be designated by written notice to the other Party. Notice will be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, if sent by overnight courier, or upon confirmed answer-back if by facsimile.

If to University:	Technology Commercialization
Polsky Center for Entrepreneurship and Innovation The University of Chicago 6054 S. Drexel Avenue Suite 405
Chicago, Illinois 60637
Email: polskylicensing@uchicago.edu Attention: Director

If to Company:	Calidi Biotherapeutics, Inc.
11011 N Torrey Pines Road Suite 200 La Jolla, CA 92037
Attention: Chief Executive Officer

E.

Change of Control, Assignment. This Agreement will be binding on the Parties and upon their respective successors and assigns and inure to the benefit of the Parties and their respective permitted successors and assigns.

i.

If there is a Change of Control, in which the Company or its stockholders (in their capacity as stockholders) actually receive aggregate cash gross proceeds (the “Proceeds”), or if this Agreement is assigned by the Company to a third party (excluding an Affiliate of the Company), Company will pay University the lesser of: [***] dollars ($[***]) or *% of the Proceeds (“Change of Control Fee”) within thirty (30) days; provided that a maximum of one Change of Control Fee shall be payable pursuant to this Agreement.

ii.

Company may at any time, upon written notice to University, assign or transfer this Agreement to a successor to all or substantially all of its business pertaining to this Agreement. Any such assignment will be conditioned on and will not be effective until:

(a)	Company has given University written notice of the assignment within five (5) business days, including the new assignee’s contact information;

(b)	The assignee or transferee has executed and delivered a written agreement assuming and undertaking all of the duties and obligations of Company under this Agreement; and

(c)	University has received the full Change of Control Fee, if applicable.

Except as provided above, Company shall not assign, transfer or delegate any right or obligation hereunder without the prior written consent of and any attempted conveyance in violation of any term of this Agreement will be null and void. University may assign or transfer this Agreement or its rights and obligations hereunder at any time to any third party on written notice to Company. In the event of an assignment by University, the assignee will be substituted for University as a party hereto, and University will no longer be bound hereby.

F.

Governing Law. Illinois law (without regard to any jurisdiction’s conflict-of-laws principles) exclusively governs all matters based upon, arising out of, or relating in any way to this Agreement, including, without limitation, all disputes, claims or causes of action arising out of or relating to this Agreement as well as the interpretation, construction, performance and enforcement of this Agreement. The Parties shall bring and litigate all actions or proceedings arising out of or relating to this Agreement in courts located within Chicago, Cook County, Illinois, and the Parties hereby consent to the jurisdiction of such courts. Without limiting the foregoing, any dispute regarding the validity or enforceability of any of the Licensed Patents, or whether any product would infringe (but for this Agreement) any claim in the Licensed Patents, will be litigated exclusively in the U.S. District Court for the Northern District of Illinois situated in Cook County, Illinois, and each Party shall submit to the exclusive jurisdiction of such court, and waives any objection to venue, for such purposes.

G.

Independent Contractors. The Company is an independent contractor under this Agreement. This Agreement does not, is not intended to, and will not be construed to, establish a partnership or joint venture, nor does this Agreement create or establish an employment, agency or any other relationship. Company has no right, power or authority, nor shall it represent itself or allow another Licensed Entity to represent itself as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the University, or otherwise act as an agent for the University for any purpose.

H.

No Use of Name/Publicity. Company shall not use, and shall prohibit each other Licensed Entity from using, the name, insignia, or symbols of Institutions in any commercial activity, marketing, advertising or sales brochures except with the prior written consent of the relevant Institution, which consent may be granted or withheld at Institution’s sole discretion. Company agrees not to use, and shall prohibit each other Licensed Entity from using, the name of any Institution employee(s) in any commercial activity, marketing, advertising or sales brochures. Notwithstanding the foregoing, Company shall be permitted to issue press releases or other publicity regarding the material terms of this Agreement. Company shall afford University ten(10) business days to review and comment on any press release.

I.

Waiver. No term or provision of this Agreement will be waived and no breach excused unless such waiver or consent is in writing and signed by the Party claimed to have waived or consented. No waiver of a breach will be deemed to be a waiver of a different or subsequent breach. No delay in enforcing a term or provision will be deemed a waiver thereof.

J.

Construction. Each Party has consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement will be construed without regard to the Party or Parties responsible for the preparation of the same and will be deemed as prepared jointly by the Parties. Any ambiguity or uncertainty existing herein will not be interpreted or construed against any Party. No course of dealing, course of performance, or usage of trade may be considered in the interpretation or enforcement of this Agreement. Both Parties waive any right they may have to introduce any such evidence.

K.

Execution. This Agreement may be executed by the Parties in any number of identical counterparts, each of which, for all purposes will be deemed to be an original, and all of which will constitute, collectively, one instrument.

L.

Severability. If any provision of this Agreement is held to be invalid, illegal, unenforceable, or in conflict with any laws of any federal, provincial, state, or local government that may exercise jurisdiction over this Agreement, the validity and enforceability of the remaining portions or provisions will not be affected thereby nor the validity and enforceability of such provision where valid, legal, enforceable and not in such a conflict. Any invalid or unenforceable provision will be promptly reformed by the Parties to effectuate their intent as evidenced on the Effective Date.

M.

Third Party Beneficiaries. Except with respect to Section 8.D and as otherwise expressly set forth in this Agreement, all rights, benefits and remedies under this Agreement are solely intended for the benefit of University and Company, and no other person or entity will have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed by their respective duly authorized officers or representatives on the Effective Date.

University		Calidi Biotherapeutics

By:	/s/ Bill Payne	By:	/s/ Allan Camaisa
Bill Payne			Allan Camaisa
Executive Director Science & Technology			Chairman and Chief Executive Officer
Polsky Center for Entrepreneurship & Innovation

Jul 22, 2021			7/22/2021
Date of signature:			Date of signature:

Schedule A Licensed Patents

University of Chicago Reference Number	Country	Application and/or Patent Number	Filing or Issue Date	Title
10-T-095	United States	61/780,752	3/13/2013	Tropic Cell-Based Virotherapy for the Treatment of Cancer

10-T-095	United States	PCT/US14/26770	3/14/2014	Tropic Cell-Based Virotherapy for the Treatment of Cancer

10-T-095	United States	14/852,378 #10,238,699	3/26/2019	Tropic Cell-Based Virotherapy for the Treatment of Cancer

10-T-095	United States	16/361,100 #10,709,745	7/14/2020	Tropic Cell-Based Virotherapy for the Treatment of Cancer

10-T-095	United States	16/927,304		Tropic Cell-Based Virotherapy for the Treatment of Cancer

Schedule B

Know-How

Schedule C

UNIVERSITY OF CHICAGO ROYALTY REPORT

Company:	Agreement No:

Period Covered: From:	Through:

Prepared By:	Date:

Approved By:	Date:

Following First Commercial Sale of a second Licensed Product, please prepare a separate report for each. Then combine all Licensed Products into a summary report.

Report Type:  ☐ Single Product Line Report:

☐ Multiproduct Summary Report. Page 1 of            Pages

Report

☐ Product Line Detail. Line:

Tradename:

Page:

Currency:      ☐ U.S. Dollars ☐ Other:

Country	Gross Invoiced Amount	* Less Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
TOTAL:

Total Royalty:                            Conversion Rate:                        Royalty in U.S. Dollars: $

The following Royalty forecast is non-binding and for University’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter:

Q2:

Q3:

Q4:

*

On a separate page, please indicate the reasons for returns or other adjustments if significant. Also, note any unusual occurrences that affected royalty amounts during this period. To assist University’s forecasting, please comment on any significant expected trends in sales volume.

Schedule D

Product Development Plan

A.	If Company receives the right to reference the Northwestern IND, Company will:

•	Complete GMP Toxicity studies within eighteen (18) months of the Effective Date.

•	Begin aPhase II Clinical Trial within two (2) years of the Effective Date.

•	Begin aPhase III Clinical Trial within four (4) years of the Effective Date.

•	Have a First Commercial Sale by within six (6) years of the Effective Date.

B.	If Company does not receive access to the Northwestern IND, Company will:

•	Complete GMP Toxicity studies within eighteen (18) months of the Effective Date.

•	Begin a Phase II Clinical Trial within four (4) years of the Effective Date.

•	Begin a Phase III Clinical Trial within six (6) years of the Effective Date.

•	Have a first commercial sale by within eight (8) years of the Effective Date.

Schedule E

Progress Report Form

For the time period                                         to                                         regarding the Agreement, effective July 22, 2021 between The University of Chicago and                (University of Chicago reference numbers AGR 21-A-138 and UCHI No. 10-T-095)

Please fill out the fields below to the extent that they are relevant. Any additional documents that may be helpful for illustration may be sent along as attachments. In some cases a conversation with University’s Polsky Center (773-702-1692) may be useful as a follow-up.

Company Contact Name:

Company Contact Address & Phone:                                                Summary

Accomplishments during this time period regarding Licensed Products:

Objectives for the next time period regarding Licensed Products:

Research & Development

Current status of Licensed Products in development:

Plans for future research and development regarding Licensed Products:

Products & Marketing

Licensed Products launched (include tradenames) and estimate for time to the market for future Licensed Products:

Sales:

Projected sales:

Market development:

Sublicenses (If appropriate, have there been any new Sublicenses or progress in previous Sublicenses?):

Industry News (mergers & acquisitions, development partnerships, company expansion, etc.)

Financing & Corporate Development (non-dilutive capital, fundraising, diligence materials)

Schedule F

Final Audit Report                                                                                                                                                              2021-07-22

Document digitally presigned by DocuSign\, Inc. (enterprisesupport@docusign.com)

2021-07-22 - 6:17:53 PM GMT- IP address: 73.45.223.35

Document created by Thelma Tennan (trtennan@uchicago.edu)

2021-07-22 - 6:37:36 PM GMT- IP address: 73.45.223.35

Document emailed to Bill Payne (billpayne@uchicago.edu) for signature

2021-07-22 - 6:39:38 PM GMT

Email viewed by Bill Payne (billpayne@uchicago.edu)

2021-07-22 - 8:47:30 PM GMT- IP address: 128.135.98.187

Document e-signed by Bill Payne (billpayne@uchicago.edu)

Signature Date: 2021-07-22 - 8:50:30 PM GMT - Time Source: server- IP address: 128.135.98.187

Agreement completed.

2021-07-22 - 8:50:30 PM GMT